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                                                                EXHIBIT 10.13


March 16, 2000



Jeff McClure
1411 Stoney Creek Drive
San Ramon, CA 94583

Dear Jeff:

It is my pleasure to extend you an offer to join Evolve in the position of Director, Hosted Application Services. Your start date is set for November 29, 1999.

You will be compensated semi-monthly in arrears with an annual base salary of $120,000. You are also eligible to participate in the current Company Bonus Program with an annual bonus target of 1999 is $40,000.

You will also receive stock options to purchase 675,000 shares of common stock at $0.20 per share. These options will vest at a rate of 1/4th on your first anniversary of employment with the company and 1/48th per month over a three-year period thereafter. Continued employment is a condition for vesting.

Evolve offers comprehensive medical, dental and vision coverage as well as life insurance, long-term disability and a 401(k) plan, which will become effective on the first day of your employment. Please contact Rosemary Tong at (415) 439-4017 to schedule an appointment to complete your new hire paperwork on your first day of work.

Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States, and Evolve's policy is that all employment and compensation with company is "at will" in that they can be terminated with or without cause, and with or without notice, at any time at the option of either Evolve or yourself, except as otherwise provided by law.

As a further condition of employment, we require that you read, sign and return the enclosed Employment, Confidential Information and Invention Assignment Agreement.

To assist us in complying with The Immigration Reform Act of 1986 which requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9), dating it with the date of your first day at work. You will also need to be prepared to supply to Human Resources any documents needed to satisfy the requirements of Part 2 of the I-9 form: either one from list A, OR one from list B and one from list C. The documents need to be originals, not facsimiles, and need only meet the minimum requirements. We have also included a W-4 form (required for payroll processing) and a direct deposit form (participation is optional) which must be completed and returned to Human Resources on your first day of employment.
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Jeff McClure
March 16, 2000
Page 2

The terms of this offer and all other compensation matters relating to your employment with the Company are confidential and may not be shared with anyone except your family, professional advisors and immediate supervisor.

We are very excited about the possibility of having you on board. Please respond to this offer no later than November 4, 1999 by faxing your acceptance to our Human Resources office at (415) 439-4021. If you have any questions, please call me at directly (415) 439-4078.

Sincerely,



Jim Bozzini
Chief Operating Officer



Accepted by:                                      Date:
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